Exhibit 23.1   Consent of McGladrey & Pullen, LLP




To the Board of Directors
North Central Bancshares, Inc.
Fort Dodge, Iowa



We consent to the incorporation by reference in the North Central Bancshares, Inc. Registration Statement on Form S-8 of North Central Bancshares, Inc.,(Registration #333-33089) as filed with the Commission on August 7, 1998 and the Registration Statement on Form S-8 (Registration #333-82490) as filed with the Commission on February 11, 2002, of our report dated February 7, 2003, which appears in the annual report on Form 10-K of North Central Bancshares, Inc. and subsidiaries for the year ended December 31, 2002.



                                        /s/  McGladrey & Pullen, LLP
                                        ----------------------------
                                        McGladrey & Pullen, LLP



Des Moines, Iowa
March 27, 2003